Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of June 1, 2021 (the “Effective Date”), by and between ARE- SAN FRANCISCO NO. 43, LLC, a Delaware limited liability company (“Landlord”), and FIBROGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord (as successor-in-interest to X-4 Dolphin LLC) and Tenant are parties to that certain Lease Agreement dated as of September 22, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 10, 2007, and as further amended by that certain letter agreement dated as of March 21, 2008, that certain Second Amendment to Lease dated as of June 29, 2009, that certain Third Amendment to Lease dated as of May 19, 2011 (the “Third Amendment”), that certain letter agreement dated as of June 20, 2011, that certain Fourth Amendment to Lease dated as of September 8, 2011, that certain letter agreement dated as of November 15, 2012, that certain Memorandum of Understanding dated as of October 1, 2014, that certain Fifth Amendment to Lease dated as of December 23, 2014, that certain letter agreement dated as of December 23, 2014, that certain letter agreement dated as of December 10, 2015, and that certain letter agreement dated as of April 26, 2016 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises containing approximately 234,249 rentable square feet (the “Premises”) in that certain building located at 409 Illinois Street, San Francisco, California (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Term of the Lease is scheduled to expire on November 19, 2023.

C.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Term of the Lease through November 30, 2028 (the “Sixth Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Extended Term.  The Term of the Lease is hereby extended beginning on November 20, 2023 (the “Sixth Amendment Commencement Date”) through the Sixth Amendment Expiration Date (the “Extended Term”).  Tenant’s occupancy of the Premises through the Sixth Amendment Expiration Date shall be on an “as-is” basis and, except as otherwise expressly provided in the work letter attached to this Sixth Amendment as Exhibit A (the “A06 Work Letter”), Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises.  With respect to Tenant’s surrender obligations under the Lease, all work described in the A06 Work Letter shall be deemed to be “Tenant’s Work” as defined in Section 2.17 of the Lease.

2.

Minimum Monthly Base Rent.  Tenant shall continue to pay Minimum Monthly Rent as provided under the Lease through November 19, 2023.  Commencing on the Sixth Amendment Commencement Date, Tenant shall pay Minimum Monthly Rent in the amount of $72.00 per rentable square foot of the Premises per year.  Commencing on December 1, 2024, and on each subsequent December 1st through the Sixth Amendment Expiration Date (each, a “Sixth Amendment Adjustment Date”), Minimum Monthly Rent shall be increased by multiplying the Minimum Monthly Rent payable immediately before such Sixth Amendment Adjustment Date by

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3.0% (the “Rent Adjustment Percentage”) and adding the resulting amount to the Minimum Monthly Rent payable immediately before such Sixth Amendment Adjustment Date.  The amounts comprising the Minimum Monthly Rent are set forth Exhibit D entitled, “A06 Minimum Monthly Rent Schedule” attached hereto.

In addition to the Minimum Monthly Base Rent payable during the Extended Term, Tenant may be required to also pay “Additional TI Rent,” as defined in this paragraph.  Landlord shall, subject to the terms of the A06 Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the A06 Work Letter).  If Tenant elects to draw down all or any portion of the Additional Tenant Improvement Allowance, then, commencing on the Sixth Amendment Commencement Date Tenant shall pay, in addition to the Minimum Monthly Base Rent, that monthly amount (the “Additional TI Rent”) necessary to fully amortize the portion of the Additional Tenant Improvement Allowance requested by Tenant and actually funded by Landlord (if any), payable in equal monthly payments with interest at a rate of 8% per annum over the Extended Term, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof.  Any Additional TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

3.

Abatement.  Notwithstanding anything to the contrary contained in the Lease, so long as there exists no Event of monetary Default under the lease after the application of applicable notice and cure periods, for the period commencing on the Sixth Amendment Commencement Date, and ending on January 19, 2024 (the “Minimum Monthly Rent Abatement Period”), Tenant shall not be required to pay Minimum Monthly Rent under the Lease.  Tenant shall resume paying 100% of the Minimum Monthly Rent required to be paid under the Lease on the date immediately following the expiration of the Minimum Monthly Rent Abatement Period.  For the avoidance of doubt, Tenant shall continue during the Minimum Monthly Rent Abatement Period to pay Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs (in accordance with the terms of the Lease and without any abatement) and all other amounts due under the Lease.

4.

Operating Costs, Taxes and Insurance Costs.  Tenant shall continue to pay Tenant’s Proportionate Share of Operating Costs, Proportionate Share of Taxes and Proportionate Share of Insurance Costs as provided under the Lease during the Extended Term.  Notwithstanding the foregoing, during the Extended Term only, (a) in addition to the exclusions set forth in the Lease, (i) the following items shall be excluded from Operating Costs: gross receipts taxes and costs associated with the fitness center, shuttle, vestibule security guard and security (Visentry AI and remote monitoring), and (ii) Operating Costs shall not include any items which have not previously been included within Operating Costs, except to the extent such new Operating Costs are outside of Landlord’s reasonable control and/or are consistent with maintaining and/or operating a Class A laboratory/office building in the Mission Bay neighborhood of San Francisco, California, and (b) Tenant’s Proportionate Share of Operating Costs for the Parking Garage, Proportionate Share of Taxes for the Parking Garage and Proportionate Share of Insurance Costs for the Parking Garage shall not, taken together, increase by more than 2.0% per annum (i) on the Sixth Amendment Commencement Date over the amount payable immediately prior to the Sixth Amendment Commencement Date, and (ii) on each Sixth Amendment Adjustment Date over the amount payable immediately prior to such Sixth Amendment Adjustment Date.  The limitations on increases to Tenant’s Proportionate Share of Operating Costs for the Parking Garage, Proportionate Share of Taxes for the Parking Garage and Proportionate Share of Insurance Costs for the Parking Garage set forth in this Section 4 shall not be applicable to the extent any such increase is attributable to Tenant leasing additional parking spaces as a result of leasing space in the 499 Building.

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The Calculation and Payment of Additional Rent provisions of Section 6.3 of the Original Lease shall continue to apply during the Extended Term except as specifically provided to the contrary in this Section 4.

Notwithstanding anything to the contrary contained in this Lease, if, at any time prior to the Sixth Amendment Expiration Date, any sale of the Complex is consummated by Landlord, and solely as a result thereof, and to the extent that solely in connection therewith, the Complex is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, Tenant shall not be obligated with respect to the existing Premises only during the Extended Term to pay the Tax Increase solely in connection therewith.  The term “Tax Increase” shall mean that portion of the Taxes during the Extended Term which is attributable solely to the Reassessment.  Accordingly, the term Tax Increase shall not include (and Tenant shall be required to pay for) any portion of the Taxes which (i) is attributable to assessments which were pending prior to the Reassessment or which would otherwise have occurred unrelated to the sale, or (ii) is attributable to the annual inflationary increase of real estate taxes.  In addition, nothing contained in this paragraph is intended to excuse Tenant from paying the full amount of any Taxes (including, without limitation, as a result of reassessments) resulting from any construction and/or improvements made to the Complex by Landlord or Tenant at any time.  Notwithstanding anything to the contrary contained herein, the provisions of this paragraph shall not apply to (i) any period prior to the Extended Term or, if Tenant leases the Premises following the Extended Term (i.e. following November 30, 2028), to any period following the Extended Term and/or (ii) any other premises (e.g., Expansion Space, ROFR Space and ROFO Space) that Tenant may lease in the Complex.

5.

Security Deposit.  Commencing on the Effective Date, the Security Deposit shall be reduced from $2,072,481.00 to $1,657,984.80 (the “Reduced Security Deposit Amount”).  Landlord shall reasonably cooperate with Tenant, at no cost, expense or liability to Landlord, to reduce the Initial Letter of Credit to the Reduced Security Deposit Amount.

6.

Condition of Premises.  Prior to the Sixth Amendment Commencement Date, Landlord shall retain a third party professional (reasonably approved by Tenant) to conduct an inspection of the mechanical, electrical and plumbing systems serving the Building to determine if any such mechanical, electrical and plumbing systems are either beyond their useful life or will then have a remaining useful life of fewer than 5 years (collectively, the “MEP Replacement Items”).  When each existing MEP Replacement Item requires a capital repair or replacement during the Extended Term, as mutually and reasonably agreed upon by Tenant and Landlord in good faith, Landlord shall be solely responsible for the cost of the capital repair or replacement of such MEP Replacement Item (and with Landlord having the right to approve in its good faith reasonable discretion, the make, model, specifications, cost and contract, as applicable, for such MEP Replacement Item), which work of repair or replacement shall be addressed under the control and management of Tenant, and not included as part of Operating Costs.  If Tenant elects to enter into any contract(s) for MEP Replacement Items (rather than have Landlord enter into such contract(s)), Landlord shall be named a third party beneficiary of such contract with the right to enforce all warranties.  Once an MEP Replacement Item has been given a capital repair or been replaced pursuant to the immediately preceding sentence, and such MEP Replacement Item would thereafter have a remaining useful life of at least 5 years, any subsequent capital repair or replacement required of such MEP Replacement Item during the Term shall be performed as an Operating Cost, subject to the terms of Section 2.6 of the Original Lease.  For avoidance of doubt, Landlord will continue to be able to include amortized Capital Costs in the calculation of Operating Costs, as permitted under Section 2.6 of the Original Lease, to the extent such Capital Costs relate to any capital repairs, improvements, alterations and replacements made by Landlord to the Complex and are not with respect to an MEP Replacement Item.

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7.

Amenity Utilities.  Landlord shall review with its asset services team the feasibility of (a) rerouting water and electrical servicing the first-floor amenities located within the Building (Taproot and the fitness center) to originate from 499 Illinois Street, San Francisco, California (the “499 Building”), which is also owned by Landlord, or (b) separately metering such first floor amenities.  If the cost of such rerouting or separate metering is determined to be reasonable by Landlord, then Landlord, at its sole cost and expense, shall either reroute such water and electrical service or install separate meters for the first floor amenities, prior to the Sixth Amendment Commencement Date.

8.

Right to Extend Term.  Section 34 of the Original Lease shall be replaced with the provision of this Section 8. Tenant shall have the right to further extend the Term of the Lease upon the following terms and conditions:

a.Extension Right.  Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of the Lease for 5 years each (each, an “Additional Extension Term”) on the same terms and conditions as the Lease (other than with respect to Minimum Monthly Rent, the TI Allowance (as defined in the A06 Work Letter), and any provisions which only apply during the Extended Term) by giving Landlord written notice of its election to exercise each Extension Right at least 18 months prior, and no earlier than 21 months prior, to the then current expiration date of the Lease.

b.Upon the commencement of any Additional Extension Term, Minimum Monthly Rent shall be payable at the Market Rate (as defined below).  Minimum Monthly Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Additional Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory focused buildings in the Mission Bay area of San Francisco, California, for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, parking costs, available amenities (including any Complex amenities), leasing commissions, allowances or concessions, if any.  In addition, Landlord may impose a market rent for the parking rights provided hereunder.

c.If, on or before the date which is 210 days prior to the expiration of the then current Term of the Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Additional Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 8.b, below.  If Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 8.a., Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for an Additional Extension Term.

d.Arbitration.

(i)Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Minimum Monthly Rent and escalations for such Additional Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to

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the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Minimum Monthly Rent for the Additional Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and escalations are not determined by the first day of the Additional Extension Term, then Tenant shall pay Landlord Minimum Monthly Rent in an amount equal to the Minimum Monthly Rent in effect immediately prior to the Additional Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Additional Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Francisco, California, metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Francisco, California, metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

e.Rights Personal.  Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

f.Exceptions.  Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i)during the existence of an Event of monetary Default under the Lease (beyond any applicable notice and cure periods); or

(ii)if an Event of monetary Default has existed under the Lease 3 or more times, whether or not the Events of monetary Default are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right.

g.No Extensions.  The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

h.Termination.  The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of the Additional Extension Term, (i) Tenant

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fails to timely cure any Event of monetary Default by Tenant under the Lease; or (ii) an Event of monetary Default under the Lease has occurred 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Additional Extension Term, whether or not such Events of monetary Default are cured.  Section 34 of the Original Lease is hereby deleted in its entirety, and Tenant shall have no right to extend the Term of the Lease except as expressly set forth in this Sixth Amendment.

9.

Sublease.  Landlord agrees to not withhold its consent in the event Tenant desires to sublease a portion of the Premises in the Building to The Regents of the University of California (the “UC Tenant”), solely based on the fact that the UC Tenant is an existing tenant of the 499 Building. For avoidance of doubt, the immediately prior sentence is only applicable to the Premises located in the Building and is not applicable to any premises that Tenant may lease in the future in the 499 Building.  All other requirements with respect to subletting the Premises set forth in the Lease remain in full force and effect.

10.	Right of First Negotiation. Tenant shall continue to have the rights set forth in Section 35.25 of the Original Lease.
11.	Expansion Right.

a.Expansion Right Generally.  Subject to the terms of this Section 11, commencing on the Effective Date and continuing for 12 months thereafter, Tenant shall have the ongoing right, but not the obligation, subject to the terms of this Section 11, to expand the Premises (the “Expansion Right”) to include the Expansion Space upon the terms and conditions in this Section 11.  If Tenant exercises the Expansion Right, Landlord shall not be obligated to deliver the Expansion Space until after the existing tenant in the Expansion Space vacates the Expansion Space at the expiration of the term of the existing lease for the Expansion Space. Landlord agrees to use reasonable available legal rights to cause the existing tenant to vacate the Expansion Space at the expiration of its term.  For purposes of this Section 11, “Expansion Space” shall mean that certain space located on the 5th floor of the 499 Building, containing approximately 44,000 rentable square feet, as more specifically described on Exhibit B attached hereto.  For the avoidance of doubt, Tenant shall be required to exercise its right under this Section 11 with respect to all of the Expansion Space.  Tenant shall have 12 months following the Effective Date to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Exercise Notice”) with respect to the Expansion Space.  If Tenant elects to lease the Expansion Space by delivering the Exercise Notice within the required 12 month period, Tenant shall be deemed to agree to expand the Premises to include the Expansion Space and to lease the Expansion Space on the same general terms and conditions as the Lease (including the TI Allowance).  Landlord shall permit Tenant access, at Tenant’s sole risk and expense, to the Expansion Space 14 days prior to the commencement date of the lease of the Expansion Space, for the purpose of space planning, construction and moving into the Expansion Space, and, during such early access period, all terms of the Lease shall be in effect with respect to the Expansion Space, except that Tenant shall not be required to pay Minimum Monthly Rent with respect to the Expansion Space, Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs with respect to the Expansion Space or the increase in Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs with respect to the Parking Garage which are attributable to the Expansion Space during such early access period; provided, however, after such early access period, Tenant shall commence paying Minimum Monthly Rent with respect to the Expansion Space, Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs with respect to the Expansion Space and the increase in Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs with respect to the Parking Garage which are attributable to the Expansion Space.  The term of the Lease with respect to the Expansion Space shall be co-terminus with the Term of the Lease with respect to the then-existing Premises.  If Tenant does not deliver an Exercise Notice to Landlord within such 12 month period, then Tenant

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shall be deemed to have waived its rights under this Section 11 to lease the Expansion Space,  and Landlord shall have the right to lease the Expansion Space to any third party on any terms and conditions acceptable to Landlord.  Tenant’s failure to timely deliver an Exercise Notice shall not impact Tenant’s rights under Sections 12 and 13 below.

b.Amended Lease (Expansion).  If: (i) Tenant fails to timely deliver an Exercise Notice, or (ii) after the expiration of a period of 10 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Expansion Space, no lease amendment for the Expansion Space acceptable to both parties each in their reasonable discretion after using diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease the Expansion Space.

c.Expansion Right Exceptions.  Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)during any period of time that there exists an Event of monetary Default under the Lease after the expiration of applicable notice and cure rights; or

(ii)if an Event of monetary Default under the Lease has existed 3 or more times, whether or not the Events of Default are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d.Expansion Right Termination.  The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of the Expansion Space, (i) Tenant fails to timely cure any Event of monetary Default under the Lease; or (ii) an Event of monetary Default under the Lease has existed 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Expansion Space, whether or not such Events of monetary Default are cured.

e.Expansion Rights Personal.  The Expansion Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

f.No Extensions of Expansion Right.  The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

12.	Right of First Refusal.

a.ROFR Generally.  Subject to the terms of this Section 12, the first time after the Effective Date that Landlord intends to accept a bona fide written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal, which Pending Deal Notice shall include the material terms of the Pending Deal.  For purposes of this Section 12, “ROFR Space” shall mean all space in the 499 Building which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 12 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  For the avoidance of doubt, Tenant shall be required to exercise its right under this Section 12 with respect to all of the space described in the Pending Deal Notice, including, at Landlord’s option, any space

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in addition to the ROFR Space that is described in the Pending Deal Notice, which additional space shall be deemed to be included as part of the ROFR Space (the “Identified Space”).  Within 10 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Acceptance Notice”) if Tenant elects to lease the Identified Space.  Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 12 is hereinafter referred to as the “Right of First Refusal.”  If Tenant elects to lease the Identified Space described in the Pending Deal Notice by delivering the Space Acceptance Notice within the required 10 day period, Tenant shall be deemed to agree to expand the Premises to include the Identified Space and to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space.  If the Identified Space subject to a Pending Deal Notice does not include all of the ROFR Space, Tenant’s Right of First Refusal shall continue to apply with respect to any remaining portion of the ROFR Space through the Extended Term (subject to the last sentence of this Section 12(a)).  Tenant acknowledges that the term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the existing Premises may not be co-terminus.  Notwithstanding anything to the contrary contained herein, in no event shall the A06 Work Letter apply to the Identified Space.  If Tenant fails to deliver an Acceptance Notice to Landlord within the required 10 day period, Tenant shall be deemed to have forever waived its rights under this Section 12 to lease the Identified Space.  Tenant’s Right of First Refusal shall be ongoing during the Extended Term; provided, however that Tenant shall have no right to exercise the Right of First Refusal and the provisions of this Section 12 shall no longer apply after the date that is 18 months prior to the expiration of the Extended Term if Tenant has not exercised its Extension Right pursuant to Section 8 of this Sixth Amendment.

b.Amended Lease (ROFR).  If: (i) Tenant fails to timely deliver an Acceptance Notice, or (ii) after the expiration of a period of 10 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their reasonable discretion after using diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease the ROFR Space.

c.ROFR Exceptions.  Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)during any period of time that there exists an Event of monetary Default under the Lease, after the expiration of applicable notice and cure periods; or

(ii)if an Event of monetary Default under the Lease has existed 3 or more times, whether or not the Events of Default are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

d.Termination of ROFR.  The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of the Identified Space, (i) Tenant fails to timely cure any Event of monetary Default under the Lease; or (ii) an Event of Default under the Lease has existed 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Events of monetary Default are cured.

e.ROFR Rights Personal.  The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

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f.No Extensions of ROFR.  The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

13.	Right of First Offer.

a.ROFO Generally.  Subject to the terms of this Section 13, each time during the Extended Term that all or a portion of the ROFO Space becomes available after the Effective Date, Tenant shall have a right, but not the obligation, subject to the terms of this Section 13, to expand the Premises (the “Right of First Offer”) to include the ROFO Space upon the terms and conditions in this Section 13.  For purposes of this Section 13, “ROFO Space” shall mean that certain space on the second floor of the 499 Building containing approximately 25,957 rentable square feet as more particularly shown on Exhibit C attached hereto (the “Second Floor ROFO Space”) and the Expansion Space (if Tenant has not previously exercised its Expansion Right set forth in Section 13 above with respect to the Expansion Space), which is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is expiring within 12 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  Each time during the Extended Term that all or a portion of the ROFO Space will become available, Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “ROFO Notice”) of the availability of such ROFO Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such ROFO Space.  Tenant shall be required to exercise its right under this Section 13 with respect to all of the ROFO Space described in the ROFO Notice (the “Identified ROFO Space”).  In no event shall the A06 Work Letter apply with respect to the ROFO Space.  The Term of the Lease with respect to the ROFO Space must be co-terminus with the Term of the Lease with respect to the then existing Premises.  Tenant shall have 10 days following receipt of the ROFO Notice to deliver to Landlord written notification of Tenant’s exercise of its Right of First Offer with respect to the Identified ROFO Space (“ROFO Exercise Notice”).  If Tenant does not deliver a ROFO Exercise Notice to Landlord within such 10 day period, then Landlord shall have the right to lease the Identified ROFO Space to any third party on any terms and conditions acceptable to Landlord.  Tenant’s Right of First Offer shall be ongoing during the Extended Term; provided, however that Tenant shall have no right to exercise the Right of First Offer and the provisions of this Section 13 shall no longer apply after the date that is 18 months prior to the expiration of the Extended Term if Tenant has not exercised its Extension Right pursuant to Section 8 of this Sixth Amendment.

b.Amended Lease (ROFO).  If: (i) Tenant fails to timely deliver a ROFO Exercise Notice, or (ii) after the expiration of a period of 10 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of such ROFO Space, no lease amendment for the ROFO Space acceptable to both parties each in their reasonable discretion after using diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease that specific ROFO Space.

c.ROFO Exceptions.  Notwithstanding the above, the Right of First Offer shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)during any period of time that there exists an Event of monetary Default under the Lease; or

(ii)if an Event of monetary Default under the Lease has existed 3 or more times, whether or not the Events of Default are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Offer.

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d.Termination of ROFO.  The Right of First Offer shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Offer, if, after such exercise, but prior to the commencement date of the lease of such ROFO Space, (i) Tenant fails to timely cure any Event of monetary Default under the Lease; or (ii) an Event of Default under the Lease has existed 3 or more times during the period from the date of the exercise of the Right of First Offer to the date of the commencement of the lease of such ROFO Space, whether or not such Events of monetary Default are cured.

e.ROFO Rights Personal.  The Right of First Offer is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

f.No Extensions of ROFO.  The period of time within which the Right of First Offer may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Offer.

14.

Third Amendment.  Commencing on the Sixth Amendment Commencement Date, Section 2.6(a)(20) of the Lease relating to “Administrative Rent”, as added to the Lease by the Third Amendment shall be deleted in its entirety from the Lease and shall be of no further force or effect.

15.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Complex has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Complex to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Complex in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations,

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modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Complex located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

16.

OFAC.  Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

17.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment and that no Broker brought about this Sixth Amendment, other than Jones Lang LaSalle.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

18.	Miscellaneous.

a.This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.This Sixth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Sixth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment.  In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail.  Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Sixth Amendment as of the day and year first above written.

TENANT:
a Delaware corporation

By: /s/ Enrique Conterno
Its: CEO

LANDLORD:
ARE- SAN FRANCISCO NO. 43, LLC,
a Delaware limited liability company
By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member
By:ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Kristen Childs____________
Its: SVP of Real Estate Legal Affairs

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EXHIBIT A

A06 WORK LETTER

THIS A06 WORK LETTER dated June 1, 2021 (the “A06 Work Letter”) is incorporated into that certain Lease Agreement dated as of September 22, 2006, as amended by that certain First Amendment to Lease dated as of October 10, 2007, and as further amended by that certain letter agreement dated as of March 21, 2008, that certain Second Amendment to Lease dated as of June 29, 2009, that certain Third Amendment to Lease dated as of May 19, 2011, that certain letter agreement dated as of June 20, 2011, that certain Fourth Amendment to Lease dated as of September 8, 2011, that certain letter agreement dated as of November 15, 2012, that certain Memorandum of Understanding dated as of October 1, 2014, that certain Fifth Amendment to Lease dated as of December 23, 2014, that certain letter agreement dated as of December 23, 2014, that certain letter agreement dated as of December 10, 2015, that certain letter agreement dated as of April 26, 2016, and that certain Sixth Amendment to Lease dated of even date herewith (the “Sixth Amendment”) (as amended, the “Lease”), by and between ARE- SAN FRANCISCO NO. 43, LLC, a Delaware limited liability company (“Landlord”), and FIBROGEN, INC., a Delaware corporation (“Tenant”).  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates Catherine Sharpe and Martin Quan (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this A06 Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this A06 Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)Landlord’s Authorized Representative.  Landlord designates Greg Gehlen and Jeanevy Abata (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this A06 Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this A06 Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors.  The architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor for the Tenant Improvements (the “General Contractor”), and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord hereby agrees to approve Hathaway Dinwiddie as the General Contractor, if requested to do so by Tenant.  Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the A06 TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.Tenant Improvements.

(a)Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature.  Other than funding the A06 TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

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(b)Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements.  Not more than 10 days thereafter, Landlord shall deliver to Tenant the written reasonable objections, questions or comments of Landlord and the TI Architect with regard to the Space Plans.  Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval thereafter.  Such process shall continue until Landlord has approved the Space Plans.

(c)Working Drawings.  Not later than 15 business days following the approval of the Space Plans by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plans.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of the Tenant Improvements.

(a)Commencement and Permitting of the Tenant Improvements.  Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Allowance.  Landlord shall assist Tenant in obtaining the TI Permit.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), subject to commercially reasonable confidentiality requirements, together with a copy of certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the General Contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the General Contractor’s liability coverages required above.

(b)Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and

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absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)Substantial Completion.  Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this A06 Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.Changes.  Any material changes estimated by Tenant to cost in excess of $100,000, which are requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plans, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall review and approve or disapprove such Change Request within 2 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)Implementation of Changes.  If Landlord approves such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall estimate and deliver to Landlord a Budget for design and construction of the Tenant Improvements (the “Budget”).  The Budget shall be based upon the TI Construction Drawings approved by Landlord.

(b)TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1. a “Tenant Improvement Allowance” in the maximum amount of $25.00 per rentable square foot in the Premises, which is included in the Minimum Monthly Rent payable during the Extended Term; and

2. an “Additional Tenant Improvement Allowance” in the maximum amount of $50.00 per rentable square foot in the Premises, which shall, to the extent used, result in Additional TI Rent as set forth in Section 2 of the Sixth Amendment.

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In addition to the TI Allowance, Landlord shall pay the TI Architect up to $0.15 per rentable square foot of the Premises for the preparation of test fits.

Before commencing the Tenant Improvements, Tenant shall notify Landlord how much Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion The TI Allowance shall be disbursed in accordance with this Work Letter.

(c)Tenant shall have no right to the use or benefit (including any reduction to Minimum Monthly Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.  Tenant shall have no right to any portion of the A06 TI Allowance that is not disbursed before the last day of the month that is 18 months after the Sixth Amendment Commencement Date.

(d)Costs Includable in TI Allowance.  The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans and the TI Construction Drawings, all costs set forth in the Budget and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(e)INTENTIONALLY DELETED.

(f)Payment for TI Costs.  During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord's standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.  Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for the cost of the Tenant Improvements to the extent that the cost of the Tenant Improvements exceed the Tenant Improvement Allowance and any portion of the Additional Tenant Improvement Allowance elected to be used by Tenant

(g)Tenant Improvement Progress Reports. Upon periodic request by Landlord, Tenant shall deliver to Landlord a Tenant Improvement progress report in the form of Schedule 1 completed to provide all of the most up-to-date information regarding the Tenant Improvements.

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6.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this A06 Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this A06 Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)No Default Funding.  In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that an Event of Default exists under the Lease.

(d)Infectious Conditions.  Tenant shall require the General Contractor, TI Architect and any consultants, contractors, subcontractors and all other service and materials providers entering the Complex during the construction of the Tenant Improvements to perform services or provide materials in connection with the Tenant Improvements to comply with all criteria recommended by the Centers for Disease Control and Prevention and applicable governmental authorities).

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Schedule 1

Tenant Improvement Progress Report

Building Address: _____________________________

Certification Period: ______________

1. Original Project Budget                                                                                                    $__________________

2. Net change by Change Orders/Update to budget                                                      $__________________

3. Current budget to date (Line 1 ± 2)                                                                              $__________________

4. Total costs incurred to date                                                                                            $__________________

5. Remaining balance to budget (Line 3 less Line 4)                                                       $__________________

Certification signature: ______________________

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EXHIBIT B

EXPANSION SPACE

OVERALL FLOOR PLAN
LEVEL 5

ALEXANDRIA.

499 ILLINOIS STREET

APRIL 21, 2021

DGA

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EXHIBIT C

SECOND FLOOR ROFO SPACE

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EXHIBIT D

A06 MINIMUM MONTHLY RENT SCHEDULE

A06 Minimum Monthly Rent Schedule

Months		Monthly Base Rent
1 - 12		$ 1,405,494.00
13 - 24		$ 1,447,658.82
25 - 36		$ 1,491,088.58
37 - 48		$ 1,535,821.24
49 - 60		$ 1,581,895.88

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